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                                                                     EXHIBT 3.39

                               OPERATING AGREEMENT
                                       OF
                 IASIS HEALTHCARE MSO SUB OF SALT LAKE CITY, LLC
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      This OPERATING AGREEMENT (this "Agreement") entered into by IASIS
Healthcare Hospital of Salt Lake City, LLC, as sole member (the "Initial Member") is made and entered into as of October 26th 1999, to be effective as of October 5, 1998.

                                    ARTICLE I
                                    FORMATION

      1.1 Formation. The Initial Member previously formed a limited liability company pursuant to the Utah Limited Liability Company Act (the "Act").

      1.2 Name. The name of the limited liability company is IASIS Healthcare MSO Sub of Salt Lake City, LLC (the "Company").

      1.3 Articles of Organization. The Articles of Organization of the Company (the "Articles"), as filed with the Secretary of State of the State of Utah on October 5, 1998, are adopted and ratified by the Initial Member. In the event of a conflict between the terms of this Agreement and the terms of the Articles, the terms of the Articles shall prevail.

      1.4 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Act.

                                   ARTICLE II
                               PURPOSE AND POWERS

      2.1 Purpose. The purpose of the Company shall be to engage in any lawful business.

      2.2 Powers. In furtherance of the foregoing purpose, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

                                   ARTICLE III
                                     CAPITAL

      3.1 Capital Accounts. A capital account shall be established on the books of the Company for the Initial Member and each member that is admitted to the Company pursuant to Section 7.6 of this Agreement (individually, a "Member" and collectively, the "Members").

      3.2 Capital Contributions. Each Member has made the contributions to the capital of the Company in the amounts set forth on Schedule A attached hereto.

      3.3 Additional Capitol Contributions. No additional capital contributions shall be required of any Member. No Member may contribute additional capital to the Company without the prior written consent of all the Members.
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      3.4 No Right to Withdraw Capital. No Member shall have the right to demand the return of, or otherwise withdraw the Member's capital or to receive any specific property of the Company, except as specifically provided in this Agreement. No Member shall have the right to demand and receive property other than cash in return for his capital.

      3.5 No Interest on Capital. No interest shall be paid on capital contributions or on balances of capital accounts.

                                   ARTICLE IV
                        ALLOCATION OF PROFITS AND LOSSES;
                            DISTRIBUTION OF CASH FLOW

      4.1 Allocations of Profits and Losses. All Company net profits and net losses, and each item of income and expense related to net profits and net losses, from whatever source derived (except for items relating to property contributed to the Company by a Member, which shall be allocated pursuant to
Section 704(c) of the Internal Revenue Code of 1986, as amended from time to tune (the "Code"), and the regulations under it), shall be allocated to the Members pro rata based upon their respective "Percentage Interests." The term "Percentage Interest" with respect to each Member shall mean the percentage interest of each Member in the profits, losses, distributions, capital and assets of the Company. The initial Percentage Interests of the Members are set forth on Schedule A attached hereto. The Secretary shall keep accurate records to reflect any and all changes which may occur in the Percentage Interests of the Members.

      4.2 Distribution of Cash Flow. Cash flow generated from Company operations may be distributed to the Members in the amounts that the Members determine. All distributions of cash flow shall be made in accordance with the Percentage Interests of the Members.

                                    ARTICLE V
                            MANAGEMENT OF THE COMPANY

      5.1 Member-Managed. The management and control of the Company shall rest with the Members. The Members shall have all the rights and powers that may be possessed by Members under the Act (as modified by this Agreement or the Articles).


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                                   ARTICLE VI
                                    OFFICERS

      6.1 Officers. The Company shall at all times have at least two officers, those being the President and the Secretary. The Company may have additional officers who shall perform any duties prescribed by the Members upon their election.

      6.2 Duties of the Person Holding the Office of President. The President shall have the duty to manage the day-to-day operations of the Company and to perform other duties customarily performed by a chief executive officer.

      6.3 Duties of the Person Holding the Office of Secretary. The Secretary shall have the duty to maintain the records of all proceedings of the Members and to perform other duties customarily performed by a secretary.

      6.4 Election of Officers. All officers, including the President and the Secretary, shall be elected by the Members.

      6.5 Initial Officers. The initial officers of the Company shall be as follows:

      Office                                      Name
      ------                                      ----
      President, Chief Executive Officer          Wayne Gower
      Vice President, Treasurer                   Kenneth W. Perry
      Vice President                              Roberta A. Kale
      Vice President                              Linda Hishcke
      Secretary                                   Frank A. Coyle

      6.6 Compensation of Officers. No officer shall receive any compensation from the Company without the prior approval of the Members.

      6.7 Removal and Resignation of Officers. The Members may remove any officer, including the President and the Secretary, with or without cause. The Members may eliminate any officer position other than that of the President and the Secretary. Any officer may resign upon 30 days' prior written notice to the Members. Upon the death, resignation or removal of the President, the Members shall immediately vote to appoint another President. Upon the death, resignation or removal of the Secretary, the Members shall immediately vote to appoint another Secretary.

      6.8 Other Activities. Any officer or Member may engage in other activities, including those of a nature which are the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection with the other activities.


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                                   ARTICLE VII
                            MEMBERS AND VOTING RIGHTS

      7.1 Membership Voting Power. Each Member shall have voting power equal to the Member's Percentage Interest. At any meeting of the Members, each Member present (in person or by proxy) and entitled to vote shall have a number of votes equal to the Member's Percentage Interest. At any meeting of the Members at which a quorum is present (in person or by proxy), a majority of the membership voting power present (in person or by proxy) at the time the vote is taken is required to take action on a matter unless a vote of greater proportion is otherwise required by this Agreement, the Articles or the Act.

      7.2 Meetings. Meetings of all Members may be called by the President, the Secretary or any Member by mailing notice to all Members no fewer than ten days nor more than two months before the meeting date, stating the purpose or purposes of the meeting. Meetings shall be held at the principal place of business of the Company or any other place designated in the notice. When any notice is required to be given to any Member, a waiver of notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated in the notice, shall be equivalent to the giving of the notice. Attendance by a Member at a meeting is a waiver of notice of the meeting, except if the Member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not otherwise participate in the consideration of any matter at the meeting. A meeting may take place by telephone conference call or any other form of electronic communication through which the Members may simultaneously hear each other. Such meeting shall be deemed to be held at the principal executive office of the Company or at the place properly named in the notice calling the meeting.

      7.3 Quorum Requirements for Meetings. The Members present (in person or by proxy) and holding a majority of the membership voting power at any meeting shall constitute a quorum for the transaction of business. Once a Member is represented at any meeting, the Member is deemed to be present for the remainder of that meeting and for any adjournment. A meeting may be adjourned, and notice of an adjourned meeting is not necessary if the date, time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

      7.4 Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding a majority of the membership voting power entitled to vote and delivered to the Secretary of the Company for filing with the Company records.

      7.5 Statements of Percentage Interests. Upon the written request of any Member, the Secretary shall promptly advise the Member of the particular Percentage Interest owned by the Member as of the date the written statement is issued by the Secretary. The written statement of Percentage Interest shall not be deemed to be a certificated security, a negotiable instrument, nor a


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bond or stock and shall not be a vehicle by which any transfer of any Member's interest in the Company may be effected.

      7.6 Admission of New Members. No other person shall be made a Member without the written approval of all of the Members.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      8.1 Indemnification. The Company shall indemnify all Members and employees to the fullest extent of and in accordance with the Act as now in effect or as amended in the future.

                                   ARTICLE IX
                                 FISCAL MATTERS

      9.1 Books and Records. Full and accurate books and records of the Company shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company's business, operations and affairs. All Members shall have access at reasonable times to the books and records of the Company, during regular business hours, at the Company's principal executive office.

      9.2 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

      9.3 Tax Status; Elections. Solely for purposes of the United States federal income tax laws, each of the Members recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The filing of U.S. Partnership Returns of Income, however, shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

      9.4 Bank Accounts. All funds of the Company shall be deposited in its name at its principal financial institution, or at any other financial institutions approved by the Members.

      9.5 Tax Matters Member. The Initial Member shall be the initial Tax Matters Member ("TMM"). The TMM shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of all proceedings. The TMM shall have all the powers provided to a tax matters partner under Sections 6221 through 6233 of Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items. The TMM may resign the position by giving 30 days written notice to all Members, whereupon the Members shall promptly vote to designate a new TMM. The


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Members may, without cause, remove the TMM, whereupon the Members shall promptly vote to designate a new TMM. The TMM shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company.

                                    ARTICLE X
                       TERMINATION OF MEMBERSHIP INTEREST

      10.1 Termination of Interest. A Member's membership in the Company shall terminate upon the:

            (a)   death of a Member;

            (b)   retirement of a Member;

            (c)   resignation or withdrawal of a Member;

            (d) acquisition of a Member's complete Percentage Interest by the Company;

            (e) assignment of the Member's rights as a member of the Company other than Financial Rights (as defined below) or the right to assign Financial Rights (the "Governance Rights"), which leaves a Member with no Governance Rights;

            (f)   expulsion of a Member;

            (g)   bankruptcy of a Member;

            (h)   dissolution of a Member;

            (i) mental incapacity of a Member, if such Member is a natural person;

            (j) a merger in which the Company is not the surviving organization; or

            (k) the occurrence of any other event that terminates the continued membership of a Member in the Company.

      10.2 Effect of Termination of Membership. If for any reason the Percentage Interest of a Member is terminated, then;

            (a) if the business of the Company is continued pursuant to Section 12.3, the Member whose membership is terminated forfeits any and all Governance Rights and will


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      be considered merely an assignee of the Member's rights to share in the profits, losses and distributions of the Company to the extent provided in this Agreement (the "Financial Rights") owned before the termination; and

            (b) if the business of the Company is not continued pursuant to
      Section 12.3, the Member whose membership terminated retains all Governance Rights owned before the termination and may exercise these through the dissolution and winding up of the Company.

                                   ARTICLE XI
                        ASSIGNMENT OF MEMBERSHIP INTEREST

      11.1 Restrictions on Assignment. Except with the consent of all other Members, no Member shall assign his Percentage Interest, Financial Rights or Governance Rights, except as expressly permitted in this Article XI. The Members acknowledge and agree that the restrictions on assignment in this Article XI are not manifestly unreasonable.

      11.2 Definition of "Assignment." For purposes of this Article XI, the words "assign" or "assignment" shall include any transfer, alienation, sale, assignment, pledge, hypothecation or other incumbrance or other disposition of a Percentage Interest, Financial Rights, or Governance Rights, whether voluntarily or by operation of law.

      11.3 Assignments to Existing Members. Any Member may assign (during life or at death) all or any part of the Member's interest in the Company (including the Member's Financial Rights and Governance Rights) to or for the benefit of any other Member.

      11.4 Assignments upon the death of a Member or by Operation of Law. Transfers occurring by reason of the death of a Member or by operation of law shall be effective, but the transfers shall constitute only an assignment of the transferring Member's Financial Rights in the Company unless (i) the admission of the transferee as a Member is approved by all of the Members, and (ii) the transferee signs this Agreement and agrees to be bound by the terms of it.

                                   ARTICLE XII
                   TERM, DISSOLUTION, WINDING UP, TERMINATION

      12.1 Term. The term of the Company commenced on the date as of which this Agreement became effective and shall continue until September 30, 2050 unless earlier terminated in accordance with the provisions of this Agreement or as provided by law.


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      12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up:

            (a) upon the expiration of the term of the Company stated in Section 12.1;

            (b) upon the sale of all or substantially all of the assets of the Company;

            (c) upon the termination of a Member's membership pursuant to
      Section 10.1, unless the remaining Members continue the Company as provided in Section 12.3; or

            (d) as may be otherwise provided by law.

      12.3 Procedure Upon the Occurrence of an Event of Dissolution. Upon the occurrence of an event of dissolution as set forth in Section 12.2, the provisions of Section 12.4 shall apply, unless the existence of the Company is continued upon the consent of at least a majority of the remaining Members. Consent must be obtained no later than 90 days after the occurrence of the event of dissolution.

      12.4 Winding Up Affairs Upon Dissolution. Upon dissolution of the Company, the officers or the other persons required or permitted by law to carry out the winding up of the affairs of the Company shall:

            (a) promptly notify all Members of the dissolution and proceed to wind up the affairs of the Company;

            (b) prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company;

            (c) pay all outstanding liabilities and expenses of the Company;

            (d) establish appropriate reserves for unknown or contingent liabilities; and

            (e) distribute any remaining assets to the Members in accordance with their respective capital accounts (after giving effect to the allocation of all net profits or net losses).

      12.5 Liquidating Distributions in Kind. In the event of a distribution of assets in kind (in whole or in part) pursuant to Section 12.4(e), the fair market value of such assets shall be determined. Each Member shall receive an undivided interest in the assets of the Company equal in value to the portion of the proceeds to which the Member would have been entitled if the assets had been sold or otherwise converted to cash at the asset's fair market value and the distribution had been solely in the form of a cash distribution. Division of property may be made on a non pro rata


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basis upon the consent of all of the Members, so that certain Members own certain assets while other Members own other assets.

      12.6 Termination. The Company shall be terminated when its affairs have been wound up and the distribution of its assets has been completed.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

      13.1 Waiver of Right to Partition. As a material inducement to each Member to execute this Agreement, each Member covenants and represents to each other Member that, during the existence of the Company, no Member, nor his or her heirs, representatives, successors, transferees or assigns, shall attempt to make any partition of any Company assets, whether now owned or acquired in the future, and each Member waives all rights of partition provided by statute or principles of law or equity, including partition in kind or partition by sale.

      13.2 Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party taking the action, and shall be deemed properly given three business days after mailing if sent by hand delivery or by United States mail, postage prepaid, addressed:

            (a) in the case of the Company, to:

                  IASIS Healthcare MSO Sub of Salt Lake City, LLC
                  2120 South 1300 East, Suite 200
                  Salt Lake City, Utah 84106
                  Attention: President

            (b) in the case of any Member, to the address set forth on Schedule A, or to any address a Member specifies in writing to the other parties.

      13.3 Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter of it.

      13.4 Applicable Law. This Agreement and the rights of the Members shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

      13.5 Severability. In case any one or more of the provisions contained in this Agreement or any application of it or them shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and any other application of it or


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them shall not in any way be affected or impaired by such invalidity, illegality, or unenforceability.

      13.6 Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective heirs, executors, administrators, successors, transferees and assigns.

      13.7 Arbitration. Members agree that any dispute relating to or in respect of this Agreement shall be submitted to, and resolved pursuant to, arbitration in accordance with the Arbitration Rules of the American Arbitration Association.

      13.8 Terminology. As the context may require, the singular shall include the plural, as appropriate. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself.

      13.9 Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by all Members.


                         IASIS HEALTHCARE CORPORATION,
                         Sole Member


                         /s/ Frank Coyle
                         -------------------------------------------
                         By: Frank Coyle
                         Title: General Counsel and Secretary
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                                   SCHEDULE A
                                       TO
                               OPERATING AGREEMENT

                                     Members

                                                       Cash Contributed
                                                        or Agreed Value
                                  Percentage         of Other Property or
   Name, Address, SS#              Interest          Services Contributed
   ------------------              --------          --------------------
IASIS Healthcare Corporation         100%                   $100.00
104 Woodmont Blvd.
Nashville, Tennessee 37205
FEIN# 76-0450619